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                            April 27, 2022

       Darryl White
       Chief Executive Officer
       Bank of Montreal
       100 King Street West
       1 First Canadian Place
       Toronto, Ontario
       Canada M5X 1A1

                                                        Re: Bank of Montreal
                                                            Registration
Statement on Form F-3
                                                            Filed April 20,
2022
                                                            File No. 333-264388

       Dear Mr. White:

              This is to advise you that we have not reviewed and will not review your registration statement.

               Please refer to Rules 460 and 461 regarding requests for acceleration. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.

                                                        Please contact David
Lin, Staff Attorney, at (202) 551-3552 with any questions.




                            Sincerely,


                            Division of Corporation Finance

                            Office of Finance
       cc:                                              Benjamin H. Weiner,
Esq.